Exhibit 99.1

VBI Vaccines to Present Update and New Data Supporting its RSV and CMV Vaccine Programs at the World Vaccine Congress Europe

CAMBRIDGE, MA (November 6, 2015) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI”) is scheduled to present at the 16th Annual World Vaccine Congress Europe on Tuesday, November 10th, 2015 at 6:30 AM ET (12:30 PM CET). The event is being held at the Silken Puerta América in Madrid, Spain.

Adam Buckley, VBI’s Vice President of Business Development, will provide an overview of VBI’s eVLP Platform and new data supporting the company’s respiratory syncytial virus (“RSV”) and cytomegalovirus (“CMV”) vaccine programs during his presentation, Novel Vaccine Candidates through Natural Presentation of Antigens in Enveloped Virus-like Particles.

A copy of Mr. Buckley’s presentation will be made available following the event at: http://www.vbivaccines.com/wire/wvce-2015/

RSV Vaccine Program Update

VBI’s eVLP Platform enables the development of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the structure of enveloped viruses found in nature. VBI, with grant funding from the National Research Council-Industrial Research Assistance Program, plans to apply its eVLP Platform in the development of a novel RSV vaccine candidate.

New manufacturing characterization data demonstrates that VBI is capable of producing eVLPs that express both pre-fusion and post-fusion conformations of the RSV-F protein. A growing body of research suggests that the shape of target proteins in an RSV vaccine may influence the potency of a vaccine candidate; the presence of pre-fusion RSV-F protein may allow for the development of a vaccine candidate capable of eliciting a potent immune response.12

RSV remains a significant unmet medical need. Globally, RSV is responsible for 6.7% of deaths in infants one month to one year old, more than any other single pathogen except malaria.3

CMV Vaccine Program Update

VBI’s lead eVLP Platform candidate is a preventative CMV vaccine. VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials.

New data from preclinical rabbit studies indicates that VBI’s CMV vaccine candidate is capable of eliciting potent CMV neutralization, equivalent to or exceeding levels found in human samples from individuals previously exposed to CMV via natural infection. This data adds to a body of existing animal data that supports planned Phase I human studies.4 Additionally, VBI’s CMV vaccine candidate has proven to be safe and non-reactogenic in toxicology testing that has now been completed.

1 Mclellan JS, Chen M, Leung S, et al. Structure of RSV fusion glycoprotein trimer bound to a prefusion-specific neutralizing antibody. Science. 2013;340(6136):1113-7.

2 accine for respiratory syncytial virus. Science. 2013;342(6158):592-8

3 Study 2010. Lancet. 2012;380(9859):2095-128.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com

CMV can cause serious disease in newborns when a mother is infected during pregnancy. Each year, approximately 5,000 U.S. infants will develop permanent problems due to CMV, some of them severe, including deafness, blindness, and mental retardation.5

Event Details

●	Event: World Vaccine Congress Europe
●	Date: Tuesday, November 10th, 2015
●	Time: 6:30 AM ET (12:30 PM CET)
●	Location: Silken Puerta América in Madrid, Spain
●	Event Website: http://bit.ly/wvc-europe-2015

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. VBI’s lead eVLP asset is a prophylactic Cytomegalovirus (“CMV”) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, MA with research facilities in Ottawa, Canada.

Website Home: http://www.vbivaccines.com/

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://ir.vbivaccines.com/

Company Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: ir@vbivaccines.com

Investor Contacts

Robert B. Prag, President

The Del Mar Consulting Group, Inc.

Phone: (858) 794-9500

Email: bprag@delmarconsulting.com

Scott Wilfong, President

Alex Partners, LLC

Phone: (425) 242-0891

Email: scott@alexpartnersllc.com

4 http://www.vbivaccines.com/cmv/#data

5 http://www.cdc.gov/cmv/trends-stats.html

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com

Forward-Looking Statement Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market, and the availability of funding sources for continued development of such products. Forward-looking statements are based on management’s estimates, assumptions, and projections, and are subject to uncertainties, many of which are beyond the control of VBI. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that potential products that appear promising to VBI cannot be shown to be efficacious or safe in subsequent preclinical or clinical trials, VBI will not obtain appropriate or necessary governmental approvals to market these or other potential products, VBI may not be able to obtain anticipated funding for its development projects or other needed funding, and VBI may not be able to secure or enforce adequate legal protection, including patent protection, for its products. All forward-looking statements included in this press release are made only as of the date of this press release, and VBI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

More detailed information about VBI and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in VBI’s filings with the Securities and Exchange Commission (the “Commission”). VBI urges investors and security holders to read those documents free of charge at the Commission’s Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from VBI. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, VBI undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com

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